Exhibit 10.1

TRANSITIONAL RETIREMENT AGREEMENT
This Transitional Retirement Agreement (this “Agreement”) is made and entered into, effective September 12, 2019 (the “Effective Date”) by and between Huron Consulting Group Inc. (the “Company”) and Diane E. Ratekin (“Executive”) (each individually referred to as a “Party” and collectively as “Parties”).
A.Executive is currently employed by the Company, pursuant to the terms of that certain Senior Management Agreement, by and between the Parties, dated January 1, 2017 (“SMA”).

B.Executive is currently employed as Executive Vice President, General Counsel and Corporate Secretary of the Company.

C.Executive and the Company have discussed Executive’s retirement from the Company and the benefit of continuing Executive’s employment for a period of time to facilitate a smooth transition until and after a successor has been chosen by the Company.

D.The Company desires, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

E.The Company desires to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company pursuant to such terms.

F.The Parties desire to enter into this Agreement as of the Effective Date and, except as specifically incorporated herein by reference, to have this Agreement supersede in its entirety the SMA, and all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements become null and void as of the Effective Date.

Section 1.Employment Term. The Executive’s employment with the Company shall continue for the period commencing on the Effective Date and ending on the later of (i) twelve months following the Succession Date (defined below), or (ii) December 31, 2020 (the “Employment Term”), and Executive’s employment shall terminate at the close of business on the first day of the month following the end of such period (the “Retirement Date”).

(a)Executive shall continue to provide all current services as the Executive Vice President, General Counsel and Corporate Secretary of the Company until the date upon which the Company hires and appoints a successor General Counsel (the “Succession Date,” and such period between the Effective Date and the Succession Date, the “GC Period”).

(b)Following the Succession Date through the Retirement Date (such period, the “Advisor Period”), Executive shall remain an active full-time employee serving as an advisor to the Board of Directors of the Company and the successor General Counsel.

Section 2.Compensation and Benefits.

(a)Until December 31, 2019, Executive shall continue to receive all of Executive’s current compensation and benefits provided under the SMA and pursuant to current Company practices at the current levels, subject to the performance stock unit awards (“PSUs”) provision in the following section 2(b).

(b)Beginning January 1, 2020 , Executive shall continue to receive her current Base Salary, Annual Bonus (fixed at target level of $200,000 in cash and $138,000 in restricted stock), and other welfare benefits and executive perquisites; provided, however, that Executive shall not be eligible for a PSU grant for the 2020-2022 performance period, unless the Succession Date has not occurred by June 1, 2020, in which case Executive shall be entitled to a normal 2020 PSU grant based on the same terms and conditions of the PSUs granted to other senior executives of the Company for the 2020-2022 performance period. If Executive’s employment terminates after December 31, 2020, Executive shall receive a pro-rated Annual Bonus, based on the number of days worked in that year.

Section 3.Outstanding Equity Awards. During the Employment Term, Executive shall continue to vest in all outstanding equity awards, including stock options, restricted stock and PSUs. Executive’s retirement from the Company on the Retirement Date shall be treated as a “Retirement,” as such term is used in the Company’s equity based incentive plans and any applicable award agreements.

(a)Stock Options. Vested stock options shall remain outstanding and exercisable following the Retirement Date, based upon a qualifying Retirement, as provided under the terms of the plan and the applicable option award agreements.

(b)Restricted stock awards will continue to vest after the Retirement Date pursuant to the applicable plans, based upon a qualifying Retirement as provided under the terms of the plan and the applicable restricted stock award agreements.

(c)PSUs. The treatment of all outstanding PSUs as of the Retirement Date shall be based upon a qualifying Retirement as provided under the terms of the plan and the applicable PSU award agreements. Executive shall be eligible for pro-rated 2019-2021 PSU vesting based upon the period of continued employment during the applicable performance period and the Company’s actual performance, and shall be settled and paid when settled and paid to all Company executives (with similar treatment for PSUs for the 2020-2022 performance period, if granted as provided herein). The PSUs for the performance periods 2018-2020 and 2017-2019 shall vest based on the Company’s actual performance, and shall be settled and paid when, and if, settled and paid to all other Company executives.\

Section 4.Involuntary Termination.

(a)In the event of the termination of Executive’s employment during the GC Period which otherwise qualifies as a termination under section 5.5 of the SMA, which addresses a change in control, Executive shall be entitled to the benefits provided under that section of the SMA, as if in full force and effect at the time of termination, without regard to this Agreement.\

(b)In the event employment is terminated by the Company without Cause or Executive resigns for Good Reason, each as defined in SMA, other than as covered by Section 4(a), Executive shall not be entitled to any benefits under the SMA, but this Agreement, and the benefits hereunder, shall remain in full force and effect as if Executive was employed through the Retirement Date.

(c)In the event employment is terminated by the Company for Cause or Executive resigns other than for Good Reason, then, except as required by law, the Company, shall have no further obligations to the Executive, (except payment of the Base Salary accrued through the date of the said termination), and the Company shall continue to have all other rights available hereunder (including all rights under the post-termination covenants set forth in Section 6).

(d)In the event of the termination of Executive’s employment due to death or Disability, Executive (or Executive’s estate) shall not be entitled to any benefits under the SMA, but this Agreement, and the benefits hereunder, shall remain in full force and effect as if Executive was employed through the Retirement Date, and all outstanding equity awards will fully vest.

Section 5.General Release. In exchange for the benefits set forth in this Agreement, within 21 days following the Succession Date, Executive shall execute and return to the Company a General Release and Waiver, substantially in the form attached hereto as Exhibit A.

Section 6.Post-Termination Covenants. Sections 6 (Restrictive Covenants and Agreements), 7 (Ownership of Intellectual Property), 9.1 (Non-Exclusive Remedy for Restrictive Covenants) and 9.2 (Arbitration), and 10 (Miscellaneous) of the SMA shall remain in full force and effect for the periods set forth therein.

Section 7.Non-Admissions. The fact and terms of this Agreement are not an admission by either Party of liability or other wrongdoing under any law.

Section 8. Legal Fees. The Company, upon receipt of invoice, shall pay reasonable legal fees incurred by the Executive in connection with this agreement in an amount of up to $25,000, with such payment to be made within thirty (30) calendar days following execution hereof. The payment of such fees shall be reflected on an IRS Form 1099 designating the Firm as the payee and the Company as the payor.

Section 9.Severability. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

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In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.

DIANE E. RATEKIN		HURON CONSULTING GROUP INC.
/s/ Diane E. Ratekin		BY:	/s/ James H. Roth
		TITLE:	CEO
DATE:	9/12/2019	DATE	9/12/2019

EXHIBIT A
Form of Release
GENERAL WAIVER and RELEASE

This General Waiver and Release (“Agreement”) is entered into between you, Diane E. Ratekin (“You” or “Your”), and Huron Consulting Services LLC (“Huron” or the “Company”).

You and the Company entered into that Transitional Retirement Agreement dated September 12, 2019 (the “Retirement Agreement”). Pursuant to Section 5 of the Retirement Agreement the Parties agreed to enter into this Agreement as of the Succession Date. Capitalized terms contained herein not otherwise defined shall have the meanings set forth in the Retirement Agreement.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, specifically including the benefits provided in the Retirement Agreement, the receipt and sufficiency of which are hereby acknowledged, by execution hereof You and the Company agree as follows:

1.
You agree on behalf of Yourself and Your successors, heirs, assigns, attorneys, agents, and representatives to release Huron and its present and former parent companies, affiliates, present and former subsidiaries, officers, directors, voting trustees, shareholders, members, employees, agents, attorneys, insurers, successors and assigns (the “Released Parties”) from any and all debts, claims, liabilities, demands, arbitrations, proceedings, costs, expenses, damages, attorneys’ fees, and causes of action of every kind against Huron, which You now have, whether known or unknown, arising out of or related to Your employment with and Your termination from Huron (the “Released Claims”).

The Released Claims include, but are not limited to:

(a)
any claims of retaliation, harassment or discrimination on any basis, including race, color, national origin or ancestry, religion, sex, sexual orientation, age, veteran's status, disability or handicap, whistleblower status, and any other protected status arising under any federal, state, or local statute, regulatory ordinance, order, law, or other measure, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act (“ADA”), the ADA Amendments Act of 2008, the Family Medical Leave Act, the Genetic Information and Nondiscrimination Act of 2008, and any applicable state or local human rights laws or ordinances, all as amended to the date hereof;

(b)
any claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, any applicable state or local minimum wage laws or laws regulating wage payments, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, and the Equal Pay Act, all as amended to the date hereof;

(c)
any claims under the National Labor Relations Act, the Labor Management Relations Act, and any other federal, state or local statute, law or ordinance regulating labor-management relations, all as amended to the date hereof;

(d)	any claims that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of Your employment; and

(e)
any claims based on torts, promissory estoppel, public policy, wrongful termination, or any other cause of action arising out of or related to Your employment and/or the termination of Your employment.

(f)
By signing this Agreement, You affirm that except for any compensation and benefits related to employment following the Effective Date, and the payments and benefits provided for in the Retirement Agreement, You have been properly paid for all hours worked and You are not due any additional wages, bonuses, commissions, severance pay, benefits, or compensation of any kind. You also acknowledge and represent: (a) You have reported any and all work-related injuries or occupational diseases incurred during Your employment; (b) Huron has properly provided any leave of absence because of Your own, or a family member’s health condition and You have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (c) You have had the opportunity to provide Huron with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Huron or any Released Party. This Agreement does not apply to any claims or rights (i) that may arise after the Effective Date of this Agreement, (ii) vested rights under the Company’s employee benefit plans as applicable on the date you sign this Agreement, (iii) that controlling law clearly states may not be released by private agreement, (iv) to any payments or benefits under the Retirement Agreement, (v) as a stockholder of Huron, (vi) for indemnification pursuant to the Company’s charter, by-laws, and applicable law for your acts and omissions to act as an officer of the Company, or (vii) with respect to any directors and officers insurance coverage under any policies of the Company. The above release also does not waive claims that You could make, if available, for unemployment or workers’ compensation. Moreover, nothing in this Agreement (including but not limited to non-disparagement, release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) prevents You from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, although by signing this Agreement You are waiving Your right to recover any individual relief (including monetary relief or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by You or on Your behalf by any third party, except for any right You may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. You agree that You have not as of the Effective Date of this Agreement initiated any complaints, claims or charges with any local, state or federal court, agency, or commission related to or arising out of Your employment with the Company.

2.
While this Agreement does not prohibit You from seeking future employment following the Retirement Date with Huron, its parents, divisions, or subsidiaries, You acknowledge and agree that You do not have a right to such future employment opportunities, and Huron will consider Your application in the same manner with which it considers all other applications.

3.
After the Retirement Date, You agree to reasonably cooperate with the Company regarding any pending or subsequently filed litigation, claims, or other dispute items involving the Company that relate to matters within Your knowledge or responsibility during Your employment with the Company. Without limiting the foregoing, You agree (a) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide the Company with notice of contact by any adverse party or such adverse party’s representative except as may be required by law. The Company will reimburse You for all reasonable expenses (including reasonable legal fees) in connection with the cooperation described in this paragraph. In the event that such cooperation requires more than minimal participation (more than one hour in any given day), You will be compensated by the Company at an hourly rate, based upon your salary effective at the Retirement Date as last reported in the Company’s proxy statement, divided by 2,000.

4.
You agree to comply with any post-employment restrictions contained in any other agreement between you and the Company, including but not limited to confidentiality, non-interference and non-solicitation restrictions.

5.
You shall not use, disclose or disseminate any Confidential Information to any person or entity other than current employees of Huron in connection with the performance of work on behalf of Huron until such time as the information becomes generally known to the public through no fault of Yours, except as described in paragraph 9 below. “Confidential Information” means information (a) disclosed to or known by You as a consequence of Your employment with Huron, (b) not generally known to others outside Huron, and (c) that relates to Huron’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during Your employment, and client information, including client needs, contacts, particular projects, and pricing. You agree to deliver to Huron on or before the Separation Date, all notes, memoranda, plans, records, reports or other documents (and copies thereof) relating to Huron or other forms of Confidential Information which You may possess or have under Your control. You agree to keep the terms of this Agreement (including but not limited to the amount of any payment) completely confidential, except that You may tell Your spouse, legal counsel, tax advisor, financial advisor, relevant tax authorities and medical provider, each of whom must be advised to keep the information strictly confidential. This section of the Agreement does not prevent You from fully and candidly participating in a government investigation.

6.
Notwithstanding the obligations of paragraph 8, You are hereby provided notice pursuant to the 2016 Defend Trade Secrets Act (DTSA) that the DTSA provides that (a) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.
In the event that You breach any of Your obligations under this Agreement, Huron will be entitled to recover the full amount of the severance pay paid hereunder and to obtain all other relief provided by law or equity. In the event that either Party initiates legal action to enforce any term of this Agreement, the prevailing Party will be entitled to recover court costs and reasonable attorney’s fees, including expert witness fees, incurred in any such proceeding.

8.
The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement: (a) is in writing; (b) specifically references this Agreement; (c) is signed by You; and (d) is signed and approved by an authorized representative of the Company.

9.
Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The failure of any Party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

10.
This Agreement, and the Retirement Agreement, set forth the entire agreement between You and Huron related to the terms of Your retirement from the Company and there are no other agreements, written or oral, express or implied, between You and Huron with respect to the subject matter hereof. Notwithstanding the foregoing, the non-disclosure, confidentiality, non-solicitation and non-interference obligations in Your Senior Management Agreement, or your Non-Disclosure, Non-Solicitation, and Invention Assignment Agreement, as applicable, or under any other agreement between You and Huron, including any grant agreements, shall remain in full force and effect.

11.
You acknowledge that nothing in this Agreement constitutes an admission by the Released Parties of any liability or acts of wrongdoing or acts of discrimination, nor shall it be considered evidence of such liability, wrongdoing, or unlawful discrimination. The Released Parties expressly deny any liability or alleged violation and state that payment has been made solely for the purpose of compromising any and all potential claims.

12.
This Agreement shall be governed and construed in accordance with the laws of the State of Illinois. Any controversy or claim arising out of or relating to this Agreement, or breach hereof, shall be brought only in a court of competent jurisdiction located in Cook County, Illinois, and the parties expressly consent to waive any objections to such venue. You consent to the personal jurisdiction of the courts located in Illinois and expressly waive any objections to such personal jurisdiction.

13.
You expressly acknowledge and agree that Your waiver of rights under this Agreement is knowing and voluntary; that You have read and understand the terms of this Agreement and have voluntarily accepted these terms for the purpose of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of the termination of Your relationship with Huron and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above.

14.	Compliance with Older Workers Benefit Protection Act: You, as an individual being 40 years of age or older, are advised of and acknowledge the following:

(a)
Twenty-One Day Consideration Period. You have up to twenty-one (21) days to consider and accept the terms of this Agreement by fully executing it below, and returning it to the Company by sending it to Michael Giannetti, Sr. Director, Human Resources, 550 W. Van Buren Street, Chicago, IL or via email at mgiannetti@huronconsultinggroup.com.  During this twenty-one (21) day period and before signing this Agreement, You are encouraged to consult with an attorney regarding the terms and provisions of this Agreement at Your own expense. You may sign the Agreement prior to the conclusion of the twenty-one (21) day period, but not prior to the Succession Date.

(b)
Release of Age Discrimination in Employment Act Claims. By signing this Agreement You waive any claims You have or might have against the Company under the Age Discrimination in Employment Act (“ADEA”) that accrued prior to the date of the Agreement.

(c)
Revocation Period. You shall have seven (7) calendar days from the date You sign this Agreement to revoke the Agreement by notifying the Company in writing prior to the expiration of the seven (7) calendar day period. Any revocation within this period must state “I hereby revoke my acceptance of our Separation Agreement, General Waiver and Release.” The written revocation must be personally delivered to Michael Giannetti, Sr. Director, Human Resources at 550 W. Van Buren Street, Chicago, IL 60607. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. The Effective Date of this Agreement shall be the 8th day following the date that You sign this Agreement and a copy of the same is received by the Company.

The undersigned has read the foregoing Agreement and accepts and agrees to the provisions it contains and hereby signs it voluntarily and with full understanding of its consequences.

Name:
Acceptance Date:

Huron Consulting Services LLC
By:
Patricia L. Olsen, Vice President, HR